Exhibit 10(6)










                                                  September 10, 1992



          Paul V. Lombardi
          2600 Penny Royal Lane
          Reston, Virginia 22091

          Dear Mr. Lombardi:

               The  following  is for  the  purpose  of setting  forth  our agreement  with  respect  to  your  employment  by  DynCorp  (the

          "Company").



               1.   You  will be employed by the Company in the capacity of

          President of the Government Services Group or such other position as the  Board of Directors of  the Company may from  time to time specify.  In this capacity, you will be generally responsible for the management  and operations of the  Government Services Group.

          In  addition,  your  name will  be  placed  before  the Board  of

          Directors for confirmation as a Vice President of the Company.



               2.   It  is  mutually agreed  that  your  employment by  the

          Company  will be subject to  the terms and conditions hereinafter

          set  forth.    You will  perform  such  functions  and duties  in

          addition to or in lieu of those set forth in paragraph 1 above as the  Chairman of  the  Board of  the  Company or  his  authorized representative  may specify or from  time to time  assign to you.

          You agree to serve the Company faithfully and to the best of your ability  and to devote your  entire working time  and energy, and the highest degree  of your  skill and care,  exclusively to  the business  and affairs  of the  Company and  the promotion  of the

          Company  interests.  The hours of work, travel, duties, and other general conditions of your employment will be consistent with the standard  policies of  the Company  in effect  from time  to time during your employment.



               3.   The term of this Agreement shall begin on

          ,  and shall  continue for  a period  of twenty-four  (24) months

          (after  which you shall be  considered an employee  "at will") or such earlier date  upon which  you may be  terminated for  cause,

          die, or become  unable, with or without accommodation, to perform the essential functions of your position.  The Company shall have the  right, upon  30 days'  advance written notice,  to terminate this  Agreement  for  good and  sufficient  cause  as defined  in paragraph 8(a) below;  provided that this Agreement shall  not be so terminated if you have corrected and removed such cause during said  30-day period.  A termination for good and sufficient cause as  defined under  paragraph  8(b) below  shall become  effective

          immediately  upon  receipt  of   written  notification  of   such

          termination.   In addition, the  Company shall have  the right to

          terminate this Agreement on  written notification because of your inability  for a  period of  90 consecutive  days to  perform the

          essential  functions   of   your  position,   with   or   without

          accommodation, by reason of physical or mental disability.


               4.   Your salary  for services performed hereunder  shall be

          at  the annual rate of  Two Hundred Twenty  Five Thousand Dollars

          ($225,000.00),  payable  either in  equal  weekly,  bi-weekly, or

          semi-monthly installments at  the election of  the Company.   You

          will  also receive within thirty  (30) days of  execution of this

          Agreement, a one-time  One Hundred Thousand  Dollar ($100,000.00)

          "sign-on bonus."   In addition, your  position would be  eligible

          for bonus consideration under  the Company Incentive Compensation

          Plan  (the "Plan")  during years  which you  are employed  by the

          Company under this Agreement commencing in 1994 for calendar year

          1993.    Your target  bonus  amount as  defined in  the  Plan for

          calendar year  1993 will be Sixty  Thousand Dollars ($60,000.00).

          Upon commencement  of performance  hereunder,  the Company  shall award  you five thousand  (5,000) units of  its restricted stock,

          subject to the terms  and conditions of the Company's  Restricted

          Stock Plan  as amended.   You will  also be entitled  to standard

          Company  fringe benefits in effect  from time to  time during the term of  this  Agreement for  employees  having  responsibilities comparable to  yours.  Upon termination of  your employment, your salary and  fringe benefits  shall be  prorated to  the effective date of termination.



               5.   During  your employment  by  the Company,  you will  be

          reimbursed for your reasonable travel and other expenses incident to  your employment  in  conformity with  the Company's  standard

          policies  in effect  from time  to time.   Reimbursement  of such

          expenses will be  made upon presentation  of expense vouchers  in such detail as Company may require.  You will be permitted use of a Company furnished automobile in connection with your employment hereunder, such  use  to  also be  in  accordance  with  standard

          Company policy.



               6.   (a) During  your employment  by the Company,  you shall

          not  directly or indirectly, enter into or engage in any business in  competition  with  the  Company, or  any  of  its  affiliated companies either as an individual for  your own account, or as  a partner or joint venturer, or  as an employee, agent, consultant,

          or  salesman for  any business,  or as  an officer,  director, or

          shareholder  of  a corporation,  or  otherwise.   Nothing  herein

          contained, however, will prevent you from owning one percent (1%)

          or  less  of the  equity or  debt  securities of  any competitive business, if such securities are listed for trading on a national securities exchange or are traded in the over-the-counter market.



                    (b)  It  is understood  that  the  foregoing  covenants

          shall be deemed  to be a  series of separate  covenants, one  for each and every  county and state of the United States of America.

          If  any of  the  provisions  of  such  covenants  shall  be  held unenforceable because of excessive breadth, such provisions shall be construed, and limited accordingly, so as to be enforceable to the maximum extent compatible with the applicable law.


                    (c)  During your employment by the Company and thereaf-

          ter, you  will not  use for  yourself or  others, nor divulge  to others, any  proprietary information,  knowledge, or data  of the

          Company  developed by you or obtained by  you as a result of your employment, or any proprietary information of third parties which is in the custody or control of the Company, unless authorized by the Company in connection with your employment.  It is understood that this applies to information of either a technical or commer-

          cial  nature,  including  trade secrets,  proprietary  processes,

          formulas, machinery, drawings, designs,  manufacturing procedures and arts, customer  lists, market information, and  the like, and that any unpublished information is deemed proprietary.



                    (d)  Upon  termination  of  your  employment  with  the

          Company,  you shall immediately return to the Company any and all property of the  Company or  any of its  affiliated companies  in your possession or under your control, including for example, all files, records, lists, samples, plans, agreements, specifications

          (or  other documents of any  nature belonging to,  or obtained in connection  with, your  duties  for the  Company)  and all  other personal property of any nature whatsoever.



                    (e)  In  the  event  of  a breach  or  a  threatened or

          attempted breach of any provision of this paragraph 6 by you, the

          Company shall, in addition to all other remedies available to it,

          be entitled to temporary and permanent injunctions to enforce the provisions of this paragraph 6.



               7.   It  is understood  that during  your employment  by the

          Company, and for a six-month  period thereafter, you, your  heirs and representatives will promptly make full disclosure and assign to the Company any  ideas, discoveries, inventions,  developments or improvements conceived or made by you either solely or jointly with  others,  during the  period  of  your employment  with  the

          Company  relating  to Company  business, development  programs or

          contemplated  interests.   You likewise  agree to  assign to  the

          Company,  without any  royalty  payment therefor,  all rights  in inventions  conceived or made by you in  the course of working on assigned duties or which relate directly to such assigned duties.

          At   the  Company's   expense,  but   without  required   further

          compensation  to  you, it  is  further understood  that  you will cooperate in the preparation of patent applications, assignments,

          and other necessary matters in obtaining, defending, or enforcing the proprietary rights of the Company.



               8.   The term  "good and sufficient  cause" as used  in this

          Agreement  shall  be defined  to  include  (a) gross  negligence,

          refusal to follow the  reasonable instructions of your superiors,

          or actions  involving a  breach of  your  obligations under  this

          Agreement,  and   (b)   illegal  acts,   serious   violation   of

          environmental  laws and regulations,  criminal conduct, violation of the Procurement Integrity Provisions of the Office of  Federal

          Procurement Policy  Act Amendments of  1988, or violation  of the

          DynCorp Standards of Conduct as amended or supplemented from time to time.



               9.   Any notice or other communication required or permitted

          to  be given  under this Agreement  shall be deemed  to have been duly given  when delivered  personally or sent  by registered  or certified  mail, return  receipt requested,  postage prepaid,  as follows:




               If to Company, to the    DynCorp
                 attention of:          2000 Edmund Halley Drive
                                        Reston, Virginia 22091
                                        Attn: Dan R. Bannister, President

               If to you, to your       2600 Penny Royal Lane
                 attention at:          Reston, Virginia 22091

          Either  party  may change  its address  for  the purpose  of this paragraph by written notice similarly given.



               10.  Notwithstanding the termination  of this Agreement, the provisions  of paragraphs 6 and 7 of this Agreement shall survive and remain in full force and effect.



               11.  If Company shall at any time be merged or  consolidated into or  with another  corporation, or  if substantially  all the assets  of Company  are transferred  to another  corporation, the provisions of this Agreement  shall be binding upon and  inure to the  benefit  of  the  corporation resulting  from  such  merger,

          consolidation  or transfer.    The provisions  of this  Agreement

          shall likewise be enforceable against  your legal representatives or estate.



               12.  With  the exception of other undertakings or agreements signed  by  you  contemporaneously  with the  execution  of  this

          Agreement,  this Agreement  sets forth  our entire  understanding with respect  to the subject of your  employment and shall not be modified except by  a written instrument  signed by both  parties hereto.  In  the event of inconsistencies  between this Agreement and any  other such undertakings  or agreements  related to  your employment, this Agreement shall govern.



               If  the foregoing  correctly sets  forth our  understanding,

          please indicate acceptance and  approval of this Agreement  as of the date first  above written by signing and  returning a copy of this Agreement to our attention.


                                             DynCorp



                                             By:
                                                Ronald R. Geiger
                                                Vice    President,    Human
                                                Resources  and Administration


          Accepted and approved:




          Paul V. Lombardi




          RYM/92-242